Exhibit 1

Potential Participants

The participants in the potential solicitation of proxies (the “Participants”) may include, and/or may be deemed to include, the following: Polygon Global Opportunities Master Fund (the “Master Fund”), Polygon Investments Ltd. (the “Investment Manager”), Polygon Investment Management Limited (“PIML”), Polygon Investment Partners LLP (the “UK Investment Manager”), Polygon Investment Partners LP (the “US Investment Manager”), Polygon Investment Partners GP, LLC (the “General Partner”), Mr. Reade E. Griffith, Mr. Alexander E. Jackson and Mr. Patrick G. G. Dear.

The Master Fund, a Cayman Islands exempted company, is primarily engaged in the business of making investments utilizing various strategies. The Investment Manager, a Cayman Islands exempted company, the UK Investment Manager, a limited liability partnership organized under the laws of the United Kingdom, and the US Investment Manager, a Delaware limited partnership, are each primarily engaged in the business of acting as an investment manager. PIML, a company organized under the laws of the United Kingdom, is primarily engaged in the business of acting as corporate member of the UK Investment Manager. The General Partner, a Delaware limited liability company, is primarily engaged in the business of acting as general partner of the US Investment Manager. The principal occupation of each of Messrs. Griffith, Jackson and Dear is that of principal of the Investment Manager, the UK Investment Manager and the US Investment Manager.

The Investment Manager, PIML, the UK Investment Manager, the US Investment Manager and the General Partner have voting and dispository control over securities owned by the Master Fund. Messrs. Griffith, Jackson and Dear control the Investment Manager, the UK Investment Manager, the US Investment Manager, PIML and the General Partner.

The Master Fund is the holder of 2,750,000 shares of common stock of West Corporation, which represents approximately 3.9% of the outstanding shares of West Corporation common stock, based on the Form 10-Q filed by West Corporation on May 4, 2006. The Investment Manager, PIML, the UK Investment Manager, the US Investment Manager and the General Partner, may each be deemed to be a beneficial owner of the shares of West Corporation common stock held by the Master Fund.

Each of Messrs. Griffith, Jackson and Dear, through their control of the Investment Manager, PIML, the UK Investment Manager, the US Investment Manager and the General Partner, may be deemed to be a beneficial owner of 2,750,000 shares of common stock of West Corporation, which represents approximately 3.9% of the outstanding shares of West Corporation common stock, based on the Form 10-Q filed by West Corporation on May 4, 2006.